Exhibit 99.1

Fennec Pharmaceuticals Receives Complete Response Letter from the FDA for its New Drug Application for PEDMARK™ to Prevent Ototoxicity Associated with Cisplatin in Pediatric Patients with Localized, Non-Metastatic, Solid Tumors

~ No Clinical Safety or Efficacy Issues Identified, and No Requirement for Further Clinical Data ~

~ FDA Pre-Approval Inspection has Identified Deficiencies with the Facility of the Drug Product Manufacturer, which Require Resolution Prior to PEDMARK Approval ~

~ Company to Host Conference Call and Webcast Today, Tuesday, August 11, 2020, at 8:30 a.m. ET ~

RESEARCH TRIANGLE PARK, N.C. USA, August 11, 2020 – Fennec Pharmaceuticals Inc., a specialty pharmaceutical company, today announced that it received a Complete Response Letter (CRL) on August 10, 2020 from the U.S. Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for PEDMARKTM (a unique formulation of sodium thiosulfate), for intravenous administration for the prevention of ototoxicity associated with cisplatin chemotherapy in pediatric patients ≥1 month to 18 years of age with localized, non-metastatic, solid tumors.

According to the CRL, after recent completion of a pre-approval inspection of the manufacturing facility of our drug product manufacturer, the FDA identified deficiencies resulting in a Form 483, which is a list of conditions or practices that are required to be resolved prior to the approval of PEDMARKTM. The Company plans to request a Type A meeting to discuss the issues and other matters that were described in the CRL pertaining to the steps required for the resubmission of the NDA for PEDMARKTM.  Importantly, no clinical safety or efficacy issues were identified during the review and there is no requirement for further clinical data.

“We are steadfast in our commitment to reducing the risk of life-long hearing loss for children receiving cisplatin chemotherapy who currently have no approved therapies for this devastating condition,” said Rosty Raykov, chief executive officer of Fennec. “We will work closely with our manufacturer and the FDA to fully address the issues raised in the letter as expeditiously as possible.”

The Company has existing cash, which totaled approximately $38.7 million as of June 30, 2020.

Conference Call and Webcast

Fennec will host a conference call and webcast on Tuesday, August 11, 2020, at 8:30 a.m. ET. The conference call can be accessed by dialing (833) 614-1446 for domestic callers or (918) 922-6512 for international callers. Please provide the operator with the conference ID 7791698 to join the conference call.

About PEDMARK™ (A unique formulation of sodium thiosulfate (STS))

Cisplatin and other platinum compounds are essential chemotherapeutic agents for many pediatric malignancies.  Unfortunately, platinum-based therapies cause ototoxicity, or hearing loss, which is permanent, irreversible and is particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe, it is estimated annually that over 10,000 children may receive platinum-based chemotherapy.  The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this type of hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

PEDMARK has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

The Marketing Authorization Application (MAA) for sodium thiosulfate (tradename PEDMARQSI) is currently under evaluation by the European Medicines Agency (EMA).  PEDMARK has received Breakthrough Therapy and Fast Track Designation by the FDA in March 2018.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development of PEDMARK™ for the prevention of platinum-induced ototoxicity in pediatric patients.  Further, PEDMARK has received Orphan Drug Designation in the U.S. for this setting. Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to STS and its use for chemoprotection, including the prevention of ototoxicity induced by platinum chemotherapy, in humans.  For more information, please visit www.fennecpharma.com

Forward-Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. These forward-looking statements include the Company’s expectations regarding its interactions and communications with the FDA, including its expectation to discuss with the FDA the issues raised in the CRL and the Company’s plans to address them. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, Fennec’s reliance on third party manufacturing, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Investors:
Rosty Raykov
Chief Executive Officer
Fennec Pharmaceuticals Inc.
+1 919-636-5144

Corporate and Media:
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com